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Callon Petroleum Company
October 26, 2000
Page 2



conformity to originals of all documents submitted to us as copies and the authenticity of the originals from which all such copies were made and the due authorization, execution, delivery or recordation of all documents where due authorization, execution, delivery or recordation are prerequisites to the effectiveness thereof.

         This opinion is limited to the federal laws of the United States of America, the General Corporation Law of the State of Delaware and the laws of the State of New York, and we express no opinion with respect to the laws of any other jurisdiction.


                   Specific Limitations and Qualifications on
                 Opinions Regarding Enforceability of the Notes

         The enforceability of the Notes is subject to the effects of (i) applicable bankruptcy, insolvency, reorganization, moratorium, rearrangement, liquidation, conservatorship or similar laws of general application now or hereafter in effect relating to or affecting the rights or remedies of creditors generally, and (ii) general equity principles (regardless of whether enforcement is sought in a proceeding in equity or law).

         We express no opinion as to the enforceability of provisions of the Notes to the extent that such provisions: (i) state that any party's failure or delay in exercising rights, powers, privileges or remedies under the Notes shall not operate as a waiver thereof; (ii) purport to preclude the amendment, waiver, release or discharge of obligations except by an instrument in writing; (iii) purport to indemnify any person for (A) such person's violations of federal or state securities laws or environmental laws, or (B) any obligation to the extent such obligation arises from or is a result of such person's own negligence; (iv) purport to establish or satisfy certain factual standards or conditions; (v) purport to sever unenforceable provisions from the Notes, to the extent that the enforcement of remaining provisions would frustrate the fundamental intent of the parties to such instrument; (vi) restrict access to legal or equitable remedies; or (vii) purport to waive any claim arising out of, or in any way related to, the Notes.

         We express no opinion as to: (i) whether a court would grant specific performance or any other equitable remedy with respect to enforcement of any provision contained in the Notes; or (ii) the enforceability of any provision contained in the Indenture relating to the appointment of a receiver, to the extent that appointment of a receiver is governed by



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Callon Petroleum Company
October 26, 2000
Page 3



applicable statutory requirements, and to the extent that such provision may not be in compliance with such requirements.

         Based upon the foregoing and subject to the qualifications stated herein, it is our opinion that, when the Notes have been executed and delivered by the Company and authenticated by the Trustee, all in accordance with the terms of the Indenture, the Registration Statement and the Prospectus Supplement, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and entitled to the benefits of the Indenture.

         To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is and will be duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is and will be duly qualified to engage in the activities contemplated by the Indenture; that the Indenture will be duly authorized, executed and delivered by the Trustee and will constitute the legally valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is and will be in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has and will have the requisite organizational and legal power and authority to perform its obligations under the Indenture.

         This opinion letter has been prepared for your use in connection with the Prospectus Supplement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

         We hereby consent to the filing of this opinion of counsel as an exhibit to a Current Report on Form 8-K and the incorporation by reference of this opinion in the Registration Statement. We also consent to the reference to our Firm under the heading "Validity of the Notes" in the Prospectus Supplement forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ HAYNES AND BOONE, LLP

HAYNES AND BOONE, LLP